Contact:	Investors:
Symmetry Medical Inc.	The Ruth Group
Fred L. Hite	Nick Laudico/R.J. Pellegrino
Senior Vice President	(646) 536-7030/7009
Chief Financial Officer	nlaudico@theruthgroup.com
(574) 371-2218	rpellegrino@theruthgroup.com

Media:
Jason Rando
The Ruth Group
(646) 536-7025
jrando@theruthgroup.com

Symmetry Medical Updates Full Year 2009 Financial Guidance

WARSAW, Ind., October 26, 2009 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopaedic device industry and other medical markets, announced today updated full year 2009 financial guidance.

Based on recent diminished order flow resulting from lower than anticipated customer demand for the remainder of 2009, in both orthopaedic and non-orthopaedic markets, Symmetry is adjusting its previously stated annual revenue guidance to a range of $355 million to $365 million, from $385 million to $405 million. The Company has been and will continue to engage in significant cost reduction measures in response to this reduced demand.  While these efforts moderate the full impact of lower revenue, the Company now expects full year 2009 earnings per share to be in the range of $0.63 to $0.68 per diluted share, as opposed to the previously announced range of $0.77 to $0.85.

Brian Moore, President and Chief Executive Officer of Symmetry Medical, stated, “In anticipation of a softer overall orthopaedic market in the second half of 2009, we had previously guided for a decrease in revenue and proactively implemented cost adjustments to maintain our earnings goals. Since our previous guidance announcement, and particularly in recent weeks, we have experienced greater than anticipated order reductions.  We believe this change in order flow will result in a significant shortfall to our revenue and earnings per share, primarily in the fourth quarter.”

He continued, “Despite this recent volatility across all segments of the business, we are encouraged by gains in market share we have realized as our customers consolidate suppliers and focus on assuring product quality and supplier stability.  Our customers’ recent quarterly results highlight their inventory utilization.  While this created negative implications for our business in the near term, it should bode well for Symmetry in the future.  In addition, our customers have placed a much renewed emphasis on supply chain management and have engaged us in discussions on our contribution to this process.  We see these expanding relationships resulting in a mid to long term positive impact on our business.”

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.